EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A (Amendment No. 4) of our report dated April 14, 2020, except for Note 12 which is dated June 24, 2020 with respect to the audited consolidated financial statements of Energy and Water Development Corp. for the years ended December 31, 2019 and 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 27, 2020